[LETTERHEAD OF NASHUA]
                                                                   April 3, 2000

Dear Fellow Shareholder:

On March 22, we announced the acquisition of Rittenhouse Paper Company, a privately held company that manufactures and markets a wide range of specialty paper, pressure-sensitive labels and imaging supplies. A copy of the press release is enclosed for your information, but let me quickly explain why we are very excited about this strategic acquisition and the opportunities for growth.

The Rittenhouse acquisition is another significant step in the continuing revitalization of Nashua. The transaction is expected to be accretive to Nashua's earnings per share for the year 2000 and further accretive to earnings per share in the second year based on anticipated operational and management synergies. This acquisition makes Nashua the #1 specialty thermal/label manufacturer in the U.S.

On March 20, we filed a definitive proxy statement for our annual shareholder meeting that will be held on April 25. You should have already received our proxy materials in the mail and I urge you to read them carefully. As you may be aware, Newcastle Partners, a dissident group, is challenging your Board of Directors and proposing an alternate slate to gain control of your company through a costly and self-serving proxy fight. This group holds less than two percent of Nashua's stock and has only recently acquired their position.

The simple fact is that our existing board knows Nashua well and has worked diligently with management on every phase of our continuing turnaround. We have also considered virtually all courses of action to create more value for shareholders. As you will see in our proxy, we have also committed to redeem the Preferred Stock Purchase Rights issued in July, 1996 should a majority of investors vote to do so. With the addition of Andrew Albert as President and Chief Operating Officer after the closing of the Rittenhouse transaction, we will have an even stronger management team to execute on our business plan. Nashua's Board and I firmly believe that the Rittenhouse acquisition is a capstone of our three-year turnaround story, setting the stage for significantly enhanced financial performance.

I urge you to vote for Nashua's existing Board, and to sign and return the enclosed white proxy card as soon as possible. If you have any questions, I encourage you to call our shareholder hotline at Corporate Investor Communications, Inc. toll-free at 1-888-238-1257.

I am enthusiastic about the future of our company and the steps we are taking to create new opportunities for customers, employees and greater value for our shareholders.

Sincerely,


/s/ Gerald G. Garbacz

Gerald G. Garbacz
Chairman, President and Chief Executive Officer